CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of October 2020, by and between Becker and Co., Einzelunternehmen (the “Client”) and Bymax Corp. (the “Consultant”)

WHEREAS, Consultant provides management consulting and advisory services; and

WHEREAS, the “Client” has decided to retain Consultant to provide consulting services to it and Consultant has agreed to provide such services, on a non-exclusive basis;

NOW, WHEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. The term of this Agreement shall be twelve (12) months, commencing on October 10, 2020 and ending on October 10, 2021 (the “Term”). Notwithstanding the foregoing, beginning on the six-month anniversary of this Agreement, this Agreement may be terminated by either party upon three (3) days written notice to the other party for any reason. If either party terminates this Agreement prior to the end of the Term, the “Client” shall not be required to make any further payments under this Agreement.

2. Scope of Advice and Services. The “Client” is engaging the Consultant, on a non-exclusive basis, to provide the following services (the “Services”):

a) Marketing research of orthopedic silicone correctors manufacture in China.

b) Online tours of 3 product plants in China.

The Consultant shall deliver the Services before or on January 31, 2021.

3. Consultant’s Availability. During the Term, the “Client” shall be entitled to Consultant's services at commercially reasonable times and upon commercially reasonable notice. The “Client”, in its sole discretion, may engage other consultants to render Services of a similar nature to those being rendered by Consultant, and Consultant, in its sole discretion, may render Services of a similar nature to those rendered hereunder to a third party so long as Consultant maintains the confidentiality of the “Client’s confidential information as required by this Agreement. However, the Consultant shall notify the “Client” if it performs consulting services for any other person or entity that could conflict with its obligations under this Agreement.

4. Travel. If the “Client” requests that the Consultant travel, the “Client” shall reimburse the Consultant for the travel costs based on invoices, receipts, or written requests. However, the Consultant shall obtain the “Client’s” prior consent, if the travel cost of a single trip exceeds $2,000.

5. No Authority to Bind Company. The Consultant shall not sign any agreement, contract or letter of intent for the “Client”. The Consultant shall not have the power to bind the “Client” or to commit the “Client” to any other legal obligation.

6. Compensation. In consideration of Consultant's entering into this Agreement, the “Client” has agreed to pay the Consultant the following compensation:

i. The “Client” has agreed to pay the Consultant $2,100 (two thousand and one hundred US dollars) at the day when the services have been fully delivered to the “Client”.

7. Type of Relationship. It is agreed that the Consultant is not the “Client’s” employee, agent or representative, and this Agreement does not constitute an employer-employee relationship or a partnership.

8. No Guaranty. The “Client” agrees that Consultant cannot guarantee the results or effectiveness of any services the Consultant provides. Rather, the Consultant shall use its commercially reasonable efforts to provide advice and conduct its services in a professional manner and according to good industry practice.

9. Confidentiality. The Consultant agrees that any information, such as the “Client’s” business, operations or future plans shall be kept confidential. Absent the “Client’s” consent, the Consultant shall not disclose confidential information to any third party.

10. No Assignment. This Agreement and the rights, duties and obligations of the parties hereunder may not be assigned or delegated by either party in whole or in part. Any attempt to assign this Agreement shall be null and void.

11. Written Modification. Any modification, deletion or addition to this Agreement requires the written consent of both parties before it can be enforced. This Agreement is also binding upon the heirs, trustees, and other legal representatives of both parties.

12. Entire Understanding. This Agreement contains the entire understanding between the parties hereto regarding the transactions described hereby. It replaces all other agreements between the parties regarding the Consultant’s services performed for the “Client”.

13. Governing Law and Jurisdiction. This Agreement shall be construed according to the State of Nevada laws.

14. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) mailed by certified or registered mail with postage prepaid, on the third (3rd) business day after the date on which it is so mailed, or (iii) sent by facsimile transmission, without receipt of confirmation that such transmission has been received:

(a)

If to the “Client”, to:

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Oppelnstr. 37

38124 Braunschweig, Germany

Attn: Becker and Co., Einzelunternehmen

(b)

If to the Consultant, to:

North District Sunshine Home Unit 2, Floor 6, Ste. #201

Manzhouli City, Inner Mongolia, China 021400

Attn: Longjiang Li

or to any other address or number as may have been furnished to the other party in writing.

15. Signing. If this Agreement is consistent with your understanding, please sign the enclosed copy of it in the space indicated below and return it to the undersigned. This Agreement is effective immediately after signed.

The Consultant /s/ Longjiang Li Longjiang Li, President of Bymax Corp. Date: October 10, 2020	The Client /s/ T. Becker Becker and Co., Einzelunternehmen Date: October 10, 2020

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